Exhibit 10.1

EXECUTION COPY

FIFTH AMENDMENT TO
FIRST LIEN CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO FIRST LIEN CREDIT AGREEMENT (this “Amendment”), dated as of June 30, 2015 (the “Effective Date”), is entered into by and among FULL HOUSE RESORTS, INC., a Delaware corporation (the “Borrower”); each of the undersigned financial institutions (collectively, the “Lenders”); and CAPITAL ONE, NATIONAL ASSOCIATION (“Capital One”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as L/C Issuer and as Swing Line Lender (as such terms are defined in the Credit Agreement referenced below).

RECITALS

A.
The Borrower, Administrative Agent and Lenders have executed a First Lien Credit Agreement, dated as of June 29, 2012 (as amended, the “Credit Agreement”) providing for a Revolving Loan in the maximum aggregate principal amount of $5,000,000, a Term Loan in the original principal amount of $50,000,000, a Term Loan (Hotel) in the maximum principal amount of $10,000,000 and a Swing Line Loan in the maximum principal amount of $1,000,000. Capitalized terms used herein and not otherwise defined herein shall have the meanings defined in the Credit Agreement.

B.
The Borrower has requested certain modifications of the definitions and financial covenants, to extend the maturity date of the Obligations and make certain other modifications to the Credit Agreement. The Administrative Agent and the Lenders are willing to accept such requests on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

I. AMENDMENTS TO CREDIT AGREEMENT

1.	Section 1.01 (Definitions) of the Credit Agreement is hereby amended to modify the following definitions:

“Adjusted EBITDA” shall mean, for any four fiscal quarter period, (a) Net Income for such period, plus (b) to the extent deducted in determining Net Income of the Borrower Parties for such period, the sum of the following for such period (without duplication): (i) Interest Expense, (ii) provisions for income taxes, (iii) depreciation and amortization expenses, (iv) extraordinary losses (including non-cash impairment charges), (v) stock compensation expense, (vi) acquisition costs related to the Fitz Casino in Tunica, Mississippi that are required to be expensed in accordance with GAAP for any fiscal quarter in fiscal year 2014 in an aggregate amount not to exceed $325,000; (vii) costs related to the Borrower’s S-1 2014 Registration Statement filing that are required to be expensed in accordance with GAAP for any quarter in fiscal year 2014 in an aggregate amount not to exceed $650,000; (viii) Management Transition Expenses in an aggregate amount not to exceed $2,500,000 over the life of this Agreement and (ix) pre-opening and development expenses for the construction of the Silver Slipper Hotel not to exceed

$300,000, minus (c) to the extent added in determining Net Income of the Borrower Parties for such period, extraordinary gains, minus (d) the portion of Net Income for such period attributable to any Joint Venture or any other Person (other than a Subsidiary) in which any Borrower Party has ownership interest, except to the extent that any such Net Income has been actually received by such Borrower Party in the form of cash dividends or distributions.

Pro forma credit shall be given for an Acquired Person’s Adjusted EBITDA as if owned on the first day of the applicable period; companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.

* * * * *

“Fixed Charge Coverage Ratio” shall mean, as at any date of determination, with respect to the Borrower Parties for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date, Adjusted EBITDA, plus (i) Rent Expense, minus (ii) the aggregate amount of non-financed Capital Expenditures (excluding non-financed Capital Expenditures in an amount not to exceed $9,100,000 incurred to construct a hotel adjacent to the Silver Slipper), minus (iii) the aggregate amount of Distributions made during such period; minus (iv) cash taxes required to be paid during such period, divided by (b) Fixed Charges for such period.

* * * * *

“Maturity Date” shall mean October 1, 2016.

2.	Section 5.03 (Financial Covenants) of the Credit Agreement is hereby amended to read as follows:

5.03    Financial Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid, or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a)Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth opposite the applicable period below:

Applicable Period	Maximum Total Leverage Ratio
June 30, 2015 through and including September 29, 2015	6.85 to 1.00
September 30, 2015 through and including December 30, 2015	6.75 to 1.00
December 31, 2015 through and including March 30, 2016	6.35 to 1.00
March 31, 2016 through and including June 29, 2016	6.15 to 1.00
June 30, 2016 through and including September 29, 2016	5.85 to 1.00
September 30, 2016 through the Maturity Date	5.50 to 1.00

(b)First Lien Leverage Ratio. The Borrower shall not permit the First Lien Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth opposite the applicable period below:

Applicable Period	Maximum First Lien Leverage Ratio
June 30, 2015 through and including September 29, 2015	4.85 to 1.00
September 30, 2015 through and including December 30, 2015	4.75 to 1.00
December 31, 2015 through and including March 30, 2016	4.35 to 1.00
March 31, 2016 through and including June 29, 2016	4.15 to 1.00
June 30, 2016 through and including September 29, 2016	4.00 to 1.00
September 30, 2016 through the Maturity Date	3.75 to 1.00

(c)Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.10 to 1.00.

(d)    Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures made by the Loan Parties in any fiscal year (i) to exceed 5% of total revenues for the immediately preceding year or (ii) to be less than 1.5% of the total revenues for the immediately preceding fiscal year; provided, that the foregoing shall not include or limit Capital Expenditures in an aggregate amount not to exceed $17,500,000 to construct a hotel adjacent to the Silver Slipper Casino.

3.	Except as specifically amended hereby, all of the remaining terms and conditions of the Credit Agreement shall remain in full force and effect.

II. MISCELLANEOUS

1.	Representations and Warranties. Borrower represents to the Administrative Agent and the Lenders, as of June 30, 2015, as follows:

(a)The representations and warranties of the Loan Parties set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as of such date);

(b)No Default has occurred and is continuing; and

(c)No material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower Parties taken as a whole has occurred since March 31, 2015.

2.
Conditions Precedent. Upon the satisfaction of all of the following conditions precedent, this Amendment shall, retroactively as of the Effective Date, become effective: (i) the Borrower shall have paid or caused to be paid all costs and expenses incurred by the Agent and the Lenders through the Effective Date and (ii) the Agent and the Lenders shall have received the following, all of which shall be in form and substance satisfactory to the Agent and in sufficient counterparts:

(a)Duly executed counterparts of this Amendment signed by all of the Loan Parties.

(b)Joinder Agreement (to the Guaranty Agreement) by Robert and Louise Johnson, LLC, a Subsidiary of the Borrower.

(c)Acknowledgment of First Lien Guarantors to this Amendment.

(d)Acknowledgment of Second Lien Lenders to this Amendment.

(e)Flood hazard determination certificates for Silver Slipper Casino property, if required by Administrative Agent.

(f)Certificate of Borrower stating that (i) all material consents necessary or advisable in connection with the transactions contemplated by this Amendment, including the consent of the Indiana Gaming Commission, which will be ratified at the next meeting of the Indiana Gaming Commission, have been obtained, (ii) all of the foregoing conditions precedent have been satisfied and (iii) the Effective Date has occurred; provided that if such certificate is not received by June 30, 2015 (unless such date is extended by the Administrative Agent), this Amendment shall become null and void.

(g)Opinion of counsel to Borrower regarding the due authorization, execution and enforceability of this Amendment.

(h)Such other documents as the Administrative Agent may reasonably request.

3.
Additional Collateral. Within 90 days after the Administrative Agent’s request therefor, Borrower shall cause Robert and Louise Johnson, LLC to grant a mortgage and security interest in its assets in favor of the Administrative Agent, provide a survey of the real estate assets, and provide a title insurance policy insuring the mortgage in the amount of the fair market value of the real estate.

4.
Counterparts. This Amendment may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart.

5.	Effective Date. Upon the satisfaction of the conditions precedent set forth in Section 2 of this Article II, this Amendment shall become effective as of the Effective Date.

[Signatures on following pages]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, the L/C Issuer and the Swing Line Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:	FULL HOUSE RESORTS, INC.,
a Delaware corporation

By:	/s/ Daniel Lee
Name:	Daniel Lee
Title:	President and Chief Executive Officer

ADMINISTRATIVE AGENT,
COLLATERAL TRUSTEE, L/C
ISSUER. SWING LINE LENDER
AND LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION,

By:	/s/ Ross S. Wales
Name:	Ross S. Wales
Title:	Senior Vice President

LENDERS:	NEVADA STATE BANK

By:	/s/ Jamie Gazza
Name:	Jamie Gazza
Title:	VP

FIRST TENNESSEE BANK
NATIONAL ASSOCIATION

By:	/s/ James M. Hennigan
Name:	James M. Hennigan
Title:	Senior Vice President

TRUSTMARK NATIONAL BANK

By:	/s/ Craig E. Sosebee
Name:	Craig E. Sosebee
Title:	First Vice President

BANK OF NEVADA

By:	/s/ Doron Joseph
Name:	Doron Joseph
Title:	SVP